UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                             Urban Outfitters, Inc.
                             ----------------------
                                (Name of Issuer)

                                  Common Shares
                                  -------------
                         (Title of Class of Securities)

                                    917047102
                                    ---------
                                 (Cusip Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                        -----------------------------------
CUSIP NO.  917047102          13G           Page       of       Pages
--------------------                        -----------------------------------

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Elizabeth Van Vleck
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /

--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                         5        SOLE VOTING POWER
            NUMBER OF
             SHARES                               632,782
          BENEFICIALLY
            OWNED BY              ----------------------------------------------
              EACH                       6        SHARED VOTING POWER
            REPORTING
             PERSON                               0
              WITH                ----------------------------------------------
                                         7        SOLE DISPOSITIVE POWER

                                                  632,782
                                  ----------------------------------------------
                                         8        SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              632,782
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.6%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


Item 1.

         (a)      Name of Issuer.

                           Urban Outfitters, Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                           1809 Walnut Street
                           Philadelphia, PA  19103

Item 2.

         (a)      Name of Person Filing.

                           Elizabeth Van Vleck

         (b)      Address of Principal Business Office or, if none, Residence.

                           711 West Gravers Lane
                           Philadelphia, Pennsylvania 19118

         (c)      Citizenship.

                           United States

         (d)      Title of Class of Securities.

                           Common Shares

         (e)      CUSIP Number.

                           917047102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           Not applicable.

Item 4.  Ownership.


         (a)      Amount Beneficially Owned.

                           632,782 Common Shares

         (b)      Percent of Class.

                           3.6%

         (c)      Number of shares as to which such person has:

                         (i)    sole power to vote or to direct the vote:
                                632,782

                        (ii)    shared power to vote or to direct the vote:  0

                       (iii) sole power to dispose or to direct the disposition of: 632,782

                        (iv) shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

                           The Reporting Person has ceased to be the beneficial owner of more than five percent (5%) of the Common Shares of Urban Outfitters, Inc.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not applicable.

Item 8.  Identification and Classification of Members of a Group.

                           Not applicable.

Item 9.  Notice of Dissolution of Group.

                           Not applicable.

Item 10. Certification.

                           Not applicable.

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 11, 1997
                                          ----------------------------
                                          Date

                                          /s/ Elizabeth Van Vleck
                                          ----------------------------
                                          Signature


                                          Elizabeth Van Vleck
                                          ----------------------------
                                          Name/Title